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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         March 29, 1996


                           TERRITORIAL RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                   0-9617                    84-0821158
(State or other jurisdiction       (Commission                (IRS Employer
      of incorporation)           File Number)             Identification No.)


1300 Main Street, Suite 1840, Houston, Texas                           77002
(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code               (713) 658-0850

 ................................................................................
         (Former name or former address, if changed since last report.)



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ITEM 1.   CHANGES IN CONTROL OF REGISTRANT.

          None.

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On March 29, 1996, Territorial Resources, Inc. (the "Registrant" or the "Company"), acquired an additional 11% interest in SOCO Tamtsag Mongolia, Inc. ("STMI") which owns and is the operator of the Contract Area XIX concession in the Tamtsag Basin of Mongolia. By this acquisition, the Company has increased its ownership interest from 1% to 12% of the outstanding capital stock of STMI.

     The STMI interest acquired by the Registrant on March 29, 1996, was made through an acquisition of TRI Mongolia, Inc., a privately-held Texas corporation ("TRI"), which became a wholly-owned subsidiary of the Registrant. The Company acquired the outstanding shares of capital stock of TRI from TRI's shareholders, William C. Penttila, Dennis M. Buck, Michael C. Nemec and Thomas B. Patrick, each a Texas resident (collectively, the "Shareholders"), in exchange for 5,450,000 shares (the "Newly Issued Shares") of the Registrant's common stock, no par value. The Newly Issued Shares remain subject to a pledge and security interest in favor of the Company to secure certain obligations of the Shareholders primarily relating to among other things the representations, warranties and covenants of the Shareholders set out in the agreement pursuant to which the acquisition by the Company was made. Mr. Penttila, who was (and remains) an officer and director of TRI, is also a director of the Registrant, and received 1,589,583 of the Newly Issued Shares in connection with the acquisition of TRI.


     In order to maintain its interest in STMI, the Company must timely raise and contribute its share of STMI's capital budget, which budget is currently expected by the Company to be approximately $6.5 million for 1996, 12% of which must be raised and contributed by the Company as a result of the acquisition described above. The Company is currently considering alternative means of securing sufficient funds to meet such requirement, which may be dependent upon, among other factors, the results of the well testing described below, and there can be no assurance that such funds will be made available upon terms acceptable to the Company.

     Effective March 1, 1996, the Company and Asia Energy Ltd., a corporation organized under the laws of the Province of Alberta, Canada ("AEL), entered into an Option Agreement (the "Option Agreement") permitting AEL to acquire from the Company up to 29 shares of common stock of STMI (representing approximately a 3% interest in STMI) at a cash purchase price of US $50,000 per share, for a total consideration of up to US$1,450,000. In the event AEL exercises such option in full, the Company's interest in STMI will decrease from 12% to approximately 9% of the outstanding capital stock of STMI. The option is exercisable, at the election of AEL, in whole or in part, at any time on or before May 31, 1996, unless such date is extended by the mutual agreement of both the Company and AEL. AEL currently owns approximately 20% of the outstanding common stock of the Company making AEL its largest shareholder. In addition, AEL is an affiliate of Daniel A. Mercier, who was elected a director of the Company subsequent to the execution, delivery and approval of the Option Agreement by the Company.



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     As previously announced by the Company, a well drilled and logged in
November 1995 in Contract Area XIX in the Tamtsag Basin of Mongolia reflected the existence of 55 feet of what appears to be productive oil sands, with an additional 144 feet of possible oil and gas sands identified. Testing of this well was expected to resume in April 1996, depending upon equipment and personnel mobilization, weather and other conditions. The Registrant has been informed that such mobilization has been completed.

     There can be no assurance as to the timing of the completion of the well testing or the results thereof. In the event the results of such testing are inconclusive or unfavorable, the value of the Company's investment in STMI could be significantly adversely affected. The Company also believes that its ability to raise additional equity or debt financing may be dependent upon the results of such testing, among other things.

ITEM 3.   BANKRUPTCY OR RECEIVERSHIP.

          None.

ITEM 4.   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

          None.

ITEM 5.   OTHER EVENTS.

          None.

ITEM 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS.

          None.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

          (a)  Financial statements of business acquired

               Any financial statements, if required to be filed by Item 7(a) of Form 8-K, are not being filed herewith inasmuch as it is impracticable to file the same at the time this Form 8-K is filed. The Registrant contemplates that such financial information, if any is required, will be available in a reasonable amount of time following the filing of this Form 8-K, and will endeavor to file such information promptly (and in no event later than 60 days after this Form 8-K is required to be filed) upon its availability.

          (b)  Pro forma financial information

               Any pro forma financial information, if required to be filed by
               Item 7(b) of Form 8-K, is not being filed herewith inasmuch as it is impracticable to file the same at the time this Form 8-K is filed. The Registrant



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               contemplates that such financial information, if any is required, will be available in a reasonable amount of time following the filing of this Form 8-K, and will endeavor to file such information promptly (and in no event later than 60 days after this Form 8-K is required to be filed) upon its availability.

          (c)  Exhibits

               Number                   Description

               2.0 Plan and Agreement of Reorganization, dated as of March 12, 1996, by and among William C. Penttila, Dennis M. Buck, Michael C. Nemec, Thomas B. Patrick and the Registrant

               10.1 Option Agreement, dated March 1, 1996, by and between Asia Energy Ltd. and the Registrant


ITEM 8.   CHANGE IN FISCAL YEAR.

          None.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                              TERRITORIAL RESOURCES, INC.

Date:  April 12, 1996          /s/Brian A. Lingard
                              ---------------------------------------------
                              Brian A. Lingard
                              President



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